Exhibit 99.01

New Member appointed to the Board of Directors of Neuralstem

GERMANTOWN, Md., Dec. 20, 2017 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company developing novel treatments for nervous system diseases, today announced that Xi Chen, Ph.D.,  has been appointed to its Board of Directors, effective immediately. Dr. Chen was appointed by Tianjin to replace Zhang Zhuo as the director appointee of the Series A Convertible Preferred Stock.

“It is our pleasure to welcome Dr. Chen to the Board of Directors,” said Rich Daly, Chairman and CEO. “Dr. Chen comes to us with years of therapeutic development and administrative expertise, and the contributions and guidance that he has to offer will be highly valuable to the future of the Company.”

Dr. Chen has served as the Assistant General Manager of Manufacture, Equipment, and Administration at Tianjin Kinnovata Pharmaceutical since 2014. He also served as the Deputy Director of the Marketing Department at Tianjin Pharmaceutical Holdings since 2012. Previously, Dr. Chen was the Executive Vice General Manager of Tianjin Lights Medical Device Co., and a Research Associate, Lab Manager at the University of Ottawa, and Anesthesiologist at Tianjin Union Hospital.

Dr. Chen. holds a PhD in Enterprises Management, a Master’s Degree in Molecular Biology from University of Ottawa, and a Clinical Bachelor’s Degree from Tianjin Medical University.

About Neuralstem

Neuralstem is a clinical-stage biopharmaceutical company developing novel treatments for nervous system diseases of high unmet medical need.  NSI-189 is a small molecule in clinical development for major depressive disorder (MDD) and in preclinical development for Angelman syndrome, irradiation-induced cognitive impairment, Type 1 and Type 2 diabetes, and stroke.  NSI-566 is a stem cell therapy being tested for treatment of paralysis in stroke, chronic spinal cord injury (cSCI) and Amyotrophic Lateral Sclerosis (ALS).  Neuralstem’s diversified portfolio of product candidates is based on its proprietary neural stem cell technology.

Cautionary Statement Regarding Forward Looking Information

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2016, and Form 10-Q for the three and nine months ended September 30, 2017, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
Kimberly Minarovich
Argot Partners (Investor Relations)
212-600-1902
kimberly@argotpartners.com